Exhibit 5.1
ARTHUR COX
Earlsfort Centre, Earlsfort Terrace, Dublin 2
Telephone +353 1 618 0000 Fax +353 1 618 0618
mail@arthurcox.com	http://www.arthurcox.com

Belfast Capital House, 3 Upper Queen Street Belfast BT1 6PU Telephone +44 28 9023 0007 Fax +44 28 9023 3464	London 12 Gough Square London EC4A 3DW Telephone +44 20 7832 0200 Fax +44 20 7832 0201	New York 300 Park Avenue, 17TH Floor New York, NY 10022 Telephone +1 212 705 4288 Fax +1 212 572 6499

OUR REFERENCE	YOUR REFERENCE
CA96450.8
9 September 2009

To:	Board of Directors Cooper Industries plc 5 Fitzwilliam Square Dublin 2

Re:	Cooper Industries plc Post-Effective Amendment to Registration Statements on Form S-8 in relation to the Plans
Dear Sirs,
1.	Basis of Opinion
1.1	We are acting as Irish counsel to Cooper Industries plc, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at 5 Fitzwilliam Square, Dublin 2 (the “Company”), in connection with the Post-Effective Amendment to the registration statements with the registration numbers listed in Annex 1 hereto on Form S-8 (the “Post-Effective Amendment”) to be filed with the United States Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the ordinary shares with nominal value US$0.01 of the Company (the “Shares”) that may be delivered pursuant to the share and incentive plans listed in Annex 2 hereto, as amended and restated in connection with the Scheme of Arrangement (as defined below) (the “Plans”) and assumed by the Company in connection with the Scheme of Arrangement under section 99 of the Companies Act 1981 of Bermuda between Cooper Industries, Ltd. and its Class A common shareholders sanctioned by the Supreme Court of Bermuda on 4 September 2009 (the “Scheme of Arrangement”), which Scheme of Arrangement involved the cancellation of all of the issued Class A common shares of Cooper Industries, Ltd. (other than the Class A common shares held by subsidiaries of Cooper Industries, Ltd.) and the issuance to the former holders of such cancelled Class A common shares of Shares on a one-for-one basis.

1.2	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.

1.3	This Opinion is also strictly confined to:
(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

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(b)	the Plans’ Documents (as defined in the Schedule); and

(c)	the searches listed at 1.5 below.
We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Plans other than the Plans’ Documents.
1.4	For the purpose of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the Plans’ Documents.

1.5	For the purpose of giving this Opinion, we have caused to be made legal searches against the Company on 9th September 2009 on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator.

1.6	This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof. This Opinion speaks only as of its date.
2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:
2.1	The Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate authority to issue the Shares.

2.2	When the Shares have been issued pursuant to and in accordance with the terms and conditions referred to or summarised in the applicable resolutions and the Plans, the Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

The Scheme of Arrangement, the Post-Effective Amendment and the Plans
3.1	that the Scheme of Arrangement has been duly authorised by all necessary actions under all applicable laws other than Irish law;

3.2	that when filed with the SEC, the Post-Effective Amendment will not differ in any material respect from the latest draft that we have examined;

3.3	that any Shares issued pursuant to the Plans will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issue of such Shares of cash at least equal to the nominal value of such Shares and where Shares are issued under the Plans without the requirement for the payment of cash consideration by or

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on behalf of the relevant beneficiary, then such Shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by Section 29(1) of the Companies (Amendment) Act 1983 (and in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by Section 60(12) of the Companies Act 1963 (as amended)) or issued for consideration as set out in Section 30(2) of the Companies (Amendment) Act 1983;

3.4	that the filing of the Post-Effective Amendment with the SEC has been authorised by all necessary actions under all applicable laws other than Irish law;

3.5	that the exercise of any options granted under the Plans and the issue of the Shares upon exercise of such options (and the issue of the Shares in connection with any other awards granted under the Plans) will be conducted in accordance with the terms and the procedures described in the Plans and the Award Agreement (as defined in the applicable Plan);

3.6	that the Company has sufficient share capital to issue the required number of Shares to be delivered to recipients of any awards granted under the Plans;
Authenticity and bona fides
3.7	the completeness and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories, stamps and seals thereon;

3.8	where incomplete Plans’ Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Plans’ Documents correspond in all respects with the last draft of the complete Plans’ Documents submitted to us;

3.9	that the Plans’ Documents will be executed in a form and content having no material difference to the drafts provided to us, will be delivered by the parties thereto, and that the terms thereof will be observed and performed by the parties thereto;

3.10	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.11	that the Memorandum and Articles of Association of the Company amended by shareholders resolution dated 1st September 2009 are the current Memorandum and Articles of Association of the Company, are up to date and have not been amended or superseded and that no terms governing the Shares have been determined by the Company pursuant to Article 5 of the Memorandum and Articles of Association of the Company;
Accuracy of searches and warranties
3.12	the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1.5 above and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge

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has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.13	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Plans’ Documents;
Commercial Benefit
3.14	that the Plans’ Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.
4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Post-Effective Amendment to be filed with the SEC. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.
Yours faithfully,

/s/ Arthur Cox ARTHUR COX

ARTHUR COX
ANNEX 1
Post-Effective Amendment
1.	Post-Effective Amendment No. 3 to Form S-8 (No. 333-02847)

2.	Post-Effective Amendment No. 1 to Form S-8 (No. 333-136381)

3.	Post-Effective Amendment No. 2 to Form S-8 (No. 333-51439)

4.	Post-Effective Amendment No. 4 to Form S-8 (No. 333-51441)

5.	Post-Effective Amendment No. 2 to Form S-8 (No. 333-08277)

6.	Post-Effective Amendment No. 2 to Form S-8 (No. 333-64400)

7.	Post-Effective Amendment No. 1 to Form S-8 (No. 333-120337)

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ANNEX 2
Plans
1.	Amended and Restated Cooper Industries plc Directors’ Stock Plan

2.	Cooper Industries plc Amended and Restated Directors’ Retainer Fee Stock Plan

3.	Cooper Industries Amended and Restated Management Annual Incentive Plan (as amended by the First Amendment to the Cooper Industries Amended and Restated Management Annual Incentive Plan)

4.	Cooper Industries plc Amended and Restated Stock Incentive Plan

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SCHEDULE
The Plans’ Documents
1.	the form of the Post-Effective Amendment to be filed by the Company with the SEC.

2.	each of the plans listed in Annex 2 (the “Plans”).

3.	shareholder’s resolution of the Company adopting the Memorandum and Articles of Association of the Company dated 1st September 2009.

4.	resolutions of the board of directors of the Company regarding the adoption by the Company of the Plans, the approval of the Scheme of Arrangement and of the Reorganisation dated 13th July 2009 and 1st September 2009.

5.	the resolutions of the board of directors of Cooper Industries, Ltd. regarding the adoption by the Company of the Reorganisation and the Scheme of Arrangement dated 9th June 2009.

6.	the Memorandum and Articles of Association of the Company dated 4th June 2009 and a copy of the amended Memorandum and Articles of Association of the Company adopted by shareholders resolution dated 1st September 2009.

7.	the Certificate of Incorporation of the Company dated and executed 4 June 2009.

8.	Letter of Status from the Irish Companies Registration Office dated 9th September 2009.

9.	the deed polls dated 8th September 2009 in respect of the assumption by the Company of the Plans.